Exhibit 5.1



                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301
                           Direct Line: (954) 766-7858


                                  July 21, 1999


Vitech America, Inc.
8807 Northeast 23rd Street
Miami, Florida 33172

          Re: Registration Statement on Form S-3; Vitech America, Inc. (the "Company"), 2,326,818 shares of Common Stock

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 2,326,818 shares of Common Stock, no par value (the "Common Stock") to be sold by the selling security holders designated in the Registration Statement. The shares of Common Stock to be sold consist of (i) up to 45,000 shares issuable upon conversion of a $450,000 aggregate convertible promissory note ("Convertible Note"), held by a selling security holder; (ii) 2,181,818 shares issuable upon conversion of $10,000,000 aggregate principal amount of 10% convertible debentures (the "Convertible Debentures"), held by selling security holders; and (iii) 100,000 shares issuable upon exercise of warrants (the "Warrants") issued in a private placement by the Company in May 1999.

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Articles of Incorporation (as amended), By-Laws, instruments pertaining to the issuance of the shares of Common Stock, and related exhibits and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.


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         Based upon and in reliance of the foregoing, we are of the opinion that the common stock to be issued upon conversion of the Convertible Note, Convertible Debentures and exercise of the Warrants, is and when issued in accordance with the terms of such security, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement on Form S-3 to be filed with the Commission. Members of Atlas, Pearlman, Trop & Borkson, P.A. own shares of the Company's common stock.

                                   Very truly yours,

                                   ATLAS, PEARLMAN, TROP & BORKSON, P.A.

                                   By: /s/ Atlas, Pearlman, Trop & Borkson, P.A.
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